Filed Pursuant To Rule 424(b)(1)
                                                      Registration No. 333-69052

           1,187,503 Shares of Common Stock, Par Value $.001 per Share

                               Aphton Corporation



         This prospectus relates to an offering of up to 1,187,503 shares of common stock of Aphton Corporation, a Delaware corporation. The shares of common stock (which we refer to as the Shares) may or may not be offered for sale from time to time by the selling stockholders. We will not receive any of the proceeds from the sale of the Shares.

         The Shares are listed on the Nasdaq National Market under the symbol "APHT." On September 17, 2001, the last reported sale price of our common stock reported on Nasdaq was $11.50.

         We have been advised by the selling stockholders that they may or may not sell all or a portion of the Shares from time to time on Nasdaq. They may also make private sales of Shares to purchasers directly. Alternatively, they may from time to time offer the Shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions.

         Investing in the Shares involves risks. See "Risk Factors" beginning on page 2 of this prospectus for a discussion of certain factors you should consider before you buy Shares.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------



                The date of this prospectus is September 21, 2001

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.........................................................1

THE COMPANY...................................................................1

RISK FACTORS..................................................................2

FORWARD-LOOKING STATEMENTS....................................................9

USE OF PROCEEDS...............................................................9

THE SELLING STOCKHOLDERS.....................................................10

PLAN OF DISTRIBUTION.........................................................12

LEGAL MATTERS................................................................14

EXPERTS......................................................................14

WHERE YOU CAN FIND MORE INFORMATION..........................................15

INCORPORATION OF DOCUMENTS BY REFERENCE......................................15

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this process, the selling stockholders may, from time to time, sell up to 1,187,503 Shares in one or more offerings. This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. Statements included in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and you should refer to that agreement or document for a complete description of these matters. You should read both this prospectus and any prospectus supplement, together with the additional information described in this prospectus under the heading "Where You Can Find More Information."


                                   THE COMPANY


         Aphton Corporation is a biopharmaceutical company in advanced stage, pivotal Phase III clinical trials. We are developing products using our innovative vaccine-like technology for neutralizing, and removing from circulation, hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. We are also developing products for neutralizing hormones to prevent pregnancy. We have strategic alliances with Aventis Pasteur (NYSE: AVE), GlaxoSmithKline (NYSE: GSK), Schering Plough Animal Health (NYSE: SGP) and the World Health Organization
(WHO). Our Web page, describing the company, our technology, products, strategic alliances and news releases can be visited at: www.aphton.com. The Web site is not a part of this prospectus.

         We have financed our operations since inception through the sale of our equity securities and, to a lesser extent, operating revenues from R&D limited partnerships to conduct research and development. These funds provided us with the resources to acquire staff, construct our research and development facilities, acquire capital equipment and to finance technology and product development, manufacturing and clinical trials.

         On August 27, 2001, we completed a private placement of 1,187,503 shares of common stock at a price of $12.00 per share. The proceeds of the financing will be used to fund our ongoing clinical trials and operations. We are currently conducting a pivotal Phase III clinical trial with patients with advanced pancreatic cancer in the U.S. and in Europe. We are conducting additional pivotal trials with our anti-gastrin vaccine for chemo-refractory patients with colorectal cancer and for patients diagnosed with advanced stomach cancer. A fourth trial is underway in the U.S. and Europe using our GnRH pharmaccine for hormone refractory prostate cancer patients.

         We anticipate that our existing capital resources, which are composed primarily of cash and short-term cash investments, including the proceeds of our private placements and interest thereon, would enable us to maintain our currently planned operations substantially into the year 2002. Our working capital and capital requirements will depend on numerous factors, including the following: the progress of our research and development program, preclinical testing and clinical trials; the timing and cost of obtaining regulatory approvals; the levels of resources that we devote to product development, manufacturing and marketing capabilities; technological advances; competition; and collaborative arrangements or strategic alliances with other drug companies, including the further development, manufacturing and marketing of certain of our products and our ability to obtain funds from such strategic alliances or from other sources.


                                  RISK FACTORS


         If you purchase our Shares, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information to which we have referred you. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

         Our potential products are in the early stages of product development. All of our potential products are in research and development, and we have generated no revenues from product sales. Our most advanced potential product, an immunogen for the treatment of pancreatic cancer, is in Phase III pivotal trials in the United States and Europe. Our other current potential products, for the treatment of stomach cancer, colorectal cancer, gastroesophageal reflux disease (or GERD), chronic peptic ulcers, breast cancer, endometriosis and prostate cancer are at the same or even earlier phases of development. All of our potential products will require significant additional research and development and expensive, extensive, time consuming clinical testing prior to commercial use. Accordingly, we do not expect to derive revenues from these products for a number of years, if at all. We can offer no assurance that these potential products will be successfully developed into immunogens that can be administered to humans or that any such immunogen will prove safe and effective in clinical trials or cost-effective to manufacture and administer. In addition, we can offer no assurance that we will not encounter problems in clinical trials that will cause us to delay or suspend a clinical trial, that such of our products as are currently under development will be completed successfully within any specified time period, if at all, that such testing will show such products to be safe or effective or that any of our products will receive regulatory approval. Further, if any of our products do receive required regulatory approval, we can offer no assurance that we will be capable of producing those products in commercial quantities at reasonable costs or that those products will be accepted by the marketplace.

         We expect to continue to incur operating losses in the next several years. We have experienced significant operating losses since our inception in 1981 and expect to continue to incur substantial operating losses for at least the next several years. We expect losses to increase as a result of the expenses associated with clinical testing and research and development. As of June 30, 2001, we had an accumulated deficit of approximately $79 million. Our ability to achieve profitability depends upon our ability, alone or through relationships with third parties, to successfully develop our technology and products, to obtain required regulatory approvals and to manufacture, market and sell such products. There can be no assurance that we will ever have profitable operations or that profitability, if achieved, can be sustained on an ongoing basis.

         We have never paid any dividends and do not expect to pay cash dividends before significant product revenues, if any, are realized, if then.

         We have substantial capital requirements and we may not be able to obtain additional financing. The development of our technology and products will require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development. Our future capital requirements will depend on many other factors including continued scientific progress in the research and development (clinical trials) of our products, our ability to collaborate with others for the manufacture, marketing and sale of our products, the cost of regulatory approvals, the cost of establishing, maintaining and enforcing intellectual property rights, competing technological and market developments and changes in our existing research relationships. Our net rate of expenditure during the two-year period ended January 31, 2001 averaged approximately $1.1 million per month. We anticipate, however, that the rate of expenditure will increase substantially as we proceed through the Phase III clinical trials for our anti-gastrin immunogen products. This rate of expenditure may increase further if we pursue preclinical studies or clinical trials for our other products at a faster rate than we currently anticipate. We believe that our current capital resources, which are composed primarily of cash and cash equivalents, should be sufficient, barring unforeseen circumstances, to fund our operating expenses and capital requirements as currently planned into the year 2002.

         We may seek additional financing through collaborative arrangements or through public or private equity or debt financings. There can be no assurance that additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, dilution to the interests of stockholders may result. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves.

         Our different approach to disease treatment may not prove successful. We believe that our products under development are based on an approach to disease therapy and prevention which previously has not been used successfully by any pharmaceutical or biotechnology company. We cannot offer any assurance that we will successfully complete our product development efforts, that our products will be proven to be safe and effective, that approval by the U.S. Food and Drug Administration ("FDA") or any other applicable regulatory agency will be obtained or that medical centers, hospitals, physicians or patients will accept our products as readily as current drug therapies or other forms of treatment. Undesirable and unintended side effects or unfavorable publicity concerning any of our products or other products incorporating a similar approach could limit or curtail commercial use of our products and could have an adverse effect on our ability to obtain regulatory approvals and to achieve physician and patient acceptance.

         The development of our products is subject to extensive regulation. The research, preclinical development, clinical trials, manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Clinical trials and manufacturing and marketing of products will undergo rigorous testing and approval processes by the FDA and equivalent foreign regulatory authorities, including the Medicines Control Agency ("MCA") in the United Kingdom. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. The time required for FDA approval is uncertain, and typically takes a number of years, depending on the type, complexity and novelty of the product. Since certain of our products involve the application of new technologies and are based on a new therapeutic approach, regulatory approvals may be obtained more slowly than for products produced using more conventional technologies. Additionally, we may encounter delays or disapprovals based upon additional government regulation resulting from future legislation or administrative action or changes in FDA or equivalent foreign regulatory policy made during the period of product development and regulatory review.

         We may apply for MCA approval to commercialize our potential immunogen for the treatment of one or more of the gastrointestinal system cancers and ulcerations previously described prior to applying for similar FDA approval. Even if we obtain MCA approval, FDA approval would still be required prior to marketing such a product in the United States. Although we have filed an Investigational New Drug application ("IND") (a type of submission used to ultimately obtain FDA approval to market a new drug) with the FDA and the FDA has permitted us to proceed with clinical trials in the United States for pancreatic cancer and for gastric cancer, the clinical trials will seek safety data as well as efficacy data and will require substantial time and significant funding. We cannot offer any assurance that clinical trials in the United Kingdom or the United States or any other country will be fully and successfully completed within any specified time period, if at all, with respect to any of our products. Furthermore, we, the MCA or the FDA may suspend clinical trials at any time if it is determined that the participants in such trials are being exposed to unacceptable health risks. We cannot offer assurance that approval for any products we develop will be granted by applicable regulatory agencies on a timely basis, if at all, or, if granted, that the approval will cover all the clinical indications for which we are seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use. Any delay in obtaining, or failure to obtain, such approvals would adversely affect our ability to generate product revenue. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, the marketing and manufacturing of drugs and biological products are subject to continuing FDA review, and later discovery of previously unknown problems with a product, its manufacture or its marketing may result in the FDA requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the product from the market.

         The industry in which we operate is characterized by rapid technological change and intense competition. The treatment of diseases such as those to which our products are directed is subject to rapid, unpredictable and significant change. Our products under development seek to address certain cancers and diseases currently addressed, to some extent, by existing or evolving products and technologies of other biotechnology and pharmaceutical companies. Competition from other biotechnology companies, large pharmaceutical companies and universities and other research institutions is intense and is expected to increase. Many of these companies and institutions have substantially greater resources, research and development staffs and facilities than we do and have substantially greater experience in obtaining regulatory approval, and in manufacturing and marketing pharmaceutical products. In addition, other technologies may in the future be the basis of competitive products. There can be no assurance that our competitors will not succeed in developing technologies and products that are more effective than those we are developing or that would render our technology and products obsolete or noncompetitive.

         Our ability to enforce our patents and proprietary rights is uncertain. Our success will depend in large part on our ability to obtain patents, both in the United States and in other countries, maintain our unpatented trade secrets and operate without infringing on the proprietary rights of others. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth and enforceability of claims allowed in patents we have obtained cannot be predicted.

         We hold issued patents and have pending patent applications and patent applications in preparation. We can offer no assurance, however, that our pending applications or patent applications in preparation or to be prepared will be issued as patents. Additionally, our existing patents, patents pending and patents that we may subsequently obtain will not necessarily preclude competitors from developing products that can be marketed in competition with products we have developed and thus would substantially lessen the value of our proprietary rights. We intend to file additional patent applications, when appropriate, relating to our technologies, improvements to our technologies and specific products we may develop. We can offer no assurance that any issued, pending or future patents will not be challenged, invalidated or circumvented, or that the rights granted will provide proprietary protection or competitive advantages to us. If any of our patents are invalidated or held to be unenforceable, we could lose the protection of rights we believe to be valuable, and our business could be materially and adversely affected.

         Our commercial success also will depend, in part, on our not infringing patents issued to others. We can offer no assurance that our products will not infringe on the patents or proprietary rights of others. We may be required to obtain licenses to patents, patent applications or other proprietary rights of others. We cannot assure that any such licenses would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product introductions while we attempt to design around such patents, or the development, manufacture or sale of products requiring such licenses could be precluded. We could incur substantial costs, including diversion of management time, in defending ourselves in litigation brought against us on such patents or in litigation in which we assert our patents against another party, or in litigation brought by another party asserting its patents against us. If our competitors prepare and file patent applications in the United States that claim technology also claimed by us, we may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine priority of invention, which could result in substantial financial costs to us and diversion of management attention, even if the eventual outcome is favorable to us. We believe there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

         We also rely on trade secrets to protect our technology, especially where patent protection is not believed to be appropriate or obtainable. Thus, we protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. We can offer no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors.

         We depend on others for manufacturing and marketing. We have no manufacturing facilities for commercial production of our products under development and have no experience in marketing, sales or distribution. We intend to continue establishing arrangements with and relying on third parties, including large pharmaceutical companies, to manufacture, market, sell and distribute any product we develop. Although we believe that parties to any future arrangements will have an economic incentive to successfully perform their contractual responsibilities, the amount and timing of resources to be dedicated to these activities will not be within our control. We can offer no assurance that such parties will perform their obligations as expected, that we will derive any revenues from such arrangements or that our reliance on others for manufacturing products will not result in unforeseen problems with product supply. Should we encounter delays or difficulties in establishing relationships with manufacturers to produce, package and distribute any product we develop, market introduction and subsequent sales of such products would be adversely affected. Moreover, contract manufacturers that we may use must adhere to current good manufacturing practice regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, any FDA pre-market approval of our potential products would be adversely affected. Additionally, these manufacturers are subject to continual review and periodic inspections by the FDA and discovery of previously unknown problems with a manufacturer or facility may result in FDA restrictions which could adversely affect the manufacture and marketing of our products.

         We depend on key personnel. We are dependent upon the services of our senior management, none of whom are subject to an employment agreement with us. We have not insured against the loss, due to death or disability, of any key personnel. The loss of the services of any key personnel could have a material adverse effect on us. Because of the specialized nature of our business, our success also depends upon our ability to attract and retain highly qualified scientists and other technical personnel. We face intense competition for such persons and there can be no assurance that we will be able to attract or retain such individuals.

         Future healthcare reforms may adversely affect our financial results. The levels of revenues and profitability of biotechnology and pharmaceutical companies, including Aphton, may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to control health care costs. It is uncertain what legislative proposals, if any, will be adopted or what actions federal, state or third-party payors may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business, and no assurance can be given that any such reforms will not have a material adverse effect on us. Further, to the extent that such proposals or reforms have an adverse effect on the business, financial condition and profitability of other biotechnology or pharmaceutical companies that are prospective corporate partners for certain of our products, our ability to commercialize our products may be adversely affected.

         Our success depends on third party reimbursement. Successful commercialization of our products will depend in part on the availability of adequate reimbursement from third-party health care payors, such as government and private health insurers and other organizations. Third-party payors are increasingly challenging the pricing of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We can offer no assurance that any product that we succeed in bringing to market will be eligible for reimbursement at a level which is sufficient to enable us to achieve market acceptance of our products or to maintain appropriate pricing. Without such reimbursement, the market for our products may be limited. Significant reductions in insurance coverage also may have an adverse affect on our future operations.

         We may be exposed to product liability claims and uninsured risk. The use of any of our products, whether for commercial applications or during pre-clinical or clinical trials, exposes us to an inherent risk of product liability claims in the event such products cause injury or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. We currently maintain product liability coverage against risks associated with testing our potential products in clinical trials. Insurance coverage for product liability, however, is becoming increasingly expensive and difficult to obtain. There can be no assurance that insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect us against such liability. The obligation to pay any product liability claim in excess of whatever insurance we are able to acquire could have a material adverse effect on our business, financial condition and future prospects.

         Our business involves the use of hazardous materials that could expose us to environmental liability. Our research and development activities involve the controlled use of hazardous materials, chemicals, cultures and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We may be required to incur significant costs to comply with environmental laws and regulations in the future. Current or future environmental laws or regulations could materially adversely affect our business, financial condition and results of operations.

         Ownership of our common stock is concentrated. As of August 30, 2001, our officers and directors beneficially owned approximately 13% (19% on a fully-diluted basis) of our outstanding common stock. Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of Aphton.

         The price of our common stock may be volatile. The market price of our common stock, like that of securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. Announcements regarding scientific discoveries, technological innovations, litigation, commercial products, patents or proprietary rights, the progress of clinical trials, government regulation, public concern as to the safety of drugs and reliability of our testing processes, and general market conditions may have a significant effect on the market price of our common stock. Fluctuations in financial performance from period to period also may have a significant impact on the market price of our common stock.

         The exercise of outstanding warrants and rights to obtain additional shares could dilute the value of the shares. As of August 30, 2001, we had outstanding warrants to purchase approximately 2,700,000 shares of common stock expiring at various dates through December 31, 2015, with exercise prices ranging from $0.25 to $24.00 per share, all of which contain anti-dilution provisions. The exercise of these warrants could result in dilution of the value of the shares and the voting power represented thereby. We have granted antidilution rights to the selling stockholders in the event that, at any time before the first anniversary of the effective date of the registration statement of which this prospectus forms a part, we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock at a price per share less than $12.00 per share. We may issue additional capital stock, warrants and/or options to raise capital in the future which could result in additional dilution. Additionally, to attract and retain key personnel, we may issue additional securities, including stock options.

         No prediction can be made as to the effect, if any, that future sales of shares of common stock, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of the common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. Public or private sales of substantial amounts of our common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the common stock.

                           FORWARD-LOOKING STATEMENTS


         This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by those sections. We have based these forward-looking statements on our current expectations and projections about future events.

         These statements include but are not limited to:

         o expectations as to the adequacy of our cash balances, cash flow from operations and the proceeds of securities issuances to support our operations for specified periods of time and as to the nature and level of cash expenditures;

         o expectations as to the receipt and timing of regulatory clearance and approvals;

         o expectations as to the development of our products, including our clinical research program; and

         o statements as to anticipated reimbursement from third-party healthcare payors for our products.

         The forward-looking statements included or incorporated by reference in these documents are based on the beliefs of our management as well as assumptions made by us and information available to us on the date hereof. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

         In addition, statements that use the terms "believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus reflect our current views about future events and are based on assumptions and are subject to risks and uncertainties that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Many of these factors are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. In evaluating our business, you should consider carefully the factors set forth above under the heading "Risk Factors" in addition to the other information set forth in this prospectus and incorporated by reference in this prospectus.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the Shares by the selling stockholders, if they choose to sell some or all of the Shares.

                            THE SELLING STOCKHOLDERS


         We are registering the shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares covered by this prospectus to the selling stockholders in a private placement transaction. We are registering the shares to permit the selling stockholders to resell the shares, if they choose to do so.

         The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 4, 2001 by each selling stockholder. The number of shares in the column "Shares Which May Be Offered" represents all of the shares that each selling stockholder may offer under this prospectus. The following table assumes that the selling stockholders sell all of the shares registered for sale under this prospectus. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares.

         Except as described in this prospectus, the selling stockholders have not had a material relationship with us or any of our affiliates within the past three years.

         In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the individual has sole or shared voting power or investment power, as well as any shares of common stock subject to options, warrants or other derivative securities held by that person that are currently exercisable or exercisable within 60 days after September 4, 2001. We do not consider these shares underlying options, warrants and other derivative securities outstanding in computing the percentage ownership of any other person, however. To our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentages of shares owned in the following table are based on 17,386,996 shares of our common stock outstanding, giving effect to the sale of 1,187,503 shares to the selling stockholders in the private placement.

         The following table sets forth the number of Shares owned by the selling stockholders as of the date of this prospectus.


                                                     Shares Beneficially               Shares Which
  Name                                             Owned Prior to Offering            May Be Offered
  ----                                             -----------------------            --------------


  Firstar Bank, N.A., custodian for
  Heartland Value Fund                                     833,334                        833,334

  Societe Generale                                          83,334                        83,334

  Montrose Investments Ltd.                                 83,334                        83,334


                                                          -10-

                                                     Shares Beneficially               Shares Which
  Name                                             Owned Prior to Offering            May Be Offered
  ----                                             -----------------------            --------------

  Vertical Ventures, LLC                                    83,334                        83,334

  SDS Merchant Fund, LP                                     29,167                        29,167

  Triton West Group                                         29,167                        29,167

  DMG Legacy International Ltd.                             28,077                        28,077

  DMG Legacy Institutional Fund LLC                         9,359                          9,359

  DMG Legacy Fund LLC                                       8,397                          8,397


         All of the Shares being offered by this prospectus were acquired by the selling stockholders under stock purchase agreements with us.

Registration rights of the selling stockholders

         We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until the earliest to occur of
(i) the date that is two years after the effective date of the registration statement of which this prospectus forms a part; (ii) such time as all of the Shares have been sold by the selling stockholders; and (iii) such time as the Shares are eligible for resale pursuant to Rule 144 under the Securities Act.

Antidilution rights of the selling stockholders

         Under the terms of the stock purchase agreements, if at any time before the first anniversary of the effective date of the registration statement of which this prospectus forms a part, we issue shares of common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of common stock, entitling any person to acquire shares of common stock at a price per share less than $12.00 per share, then we must issue to the selling stockholders an additional number of shares of common stock equal to the number obtained by subtracting (a) the quotient obtained by dividing $14,250,036 (the total purchase price paid by the selling stockholders) by that lesser purchase price minus (b) 1,187,503 (the total number of shares purchased by the selling stockholders). For example, if we issue shares of common stock at a price of $10.00 per share during the next year, then we must issue an aggregate of 237,500 shares of common stock to the selling stockholders. The foregoing does not apply to the grant of options or warrants or the issuance of additional securities to any employees or consultants under any duly authorized stock option, restricted stock plan or stock purchase plan.

                              PLAN OF DISTRIBUTION


Who may sell the Shares and applicable restrictions

         We will not receive any of the proceeds from the sale of the Shares. The selling stockholders may be offering and selling all Shares offered under this prospectus or the selling stockholders may hold the shares indefinitely.

         The selling stockholders may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. The selling stockholders and any broker-dealer or agent that acts in connection with the sale of the Shares might be deemed to be "underwriters" as that term is defined under the Securities Act, and any commissions received by the broker-dealer or agent and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         The selling stockholders may sell all or any part of the Shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders has entered into any agreement with a prospective underwriter. If any selling stockholder enters into such an agreement, the relevant details will be set forth in a supplement to this prospectus.

         To comply with the securities laws of certain jurisdictions, the Shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Manner of sales

         The selling stockholders will act independently of us in making decisions with respect to the manner and size of each sale. The selling stockholders may sell the Shares from time to time in one or more of the following types of transactions (which may include block transactions):

         o    on the Nasdaq National Market;

         o    in privately negotiated transactions;

         o by selling to a broker or dealer as principal and resale by the broker or dealer for its own account;

         o through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions;

         o in block transactions to market makers or other purchasers at a price per share which may be below the then prevailing market price;

         o    through put or call options transactions relating to the Shares;

         o    through short sales of the Shares; or

         o    through a combination of the above methods of sale.

The sale price of the Shares may be the market price of our common stock prevailing at the time of sale, a price related to the prevailing market price, a negotiated price or such other price as the selling stockholders determine from time to time. Each of the selling stockholders has the sole discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of Shares covered by this prospectus may be limited in its ability to engage in market activities with respect to such Shares. The selling stockholders, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including Rule 10b-5 and Regulation M. Regulation M may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any Shares by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

Suspension of this offering

         Under the terms of the stock purchase agreements, we may require the selling stockholders to suspend the availability of this prospectus and not to effect any sales of Shares if we notify the selling stockholders of such a suspension.

Prospectus delivery

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the Shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

         o the names of the selling stockholders and of any participating underwriters, broker-dealers or agents;

         o    the aggregate amount of securities being offered;

         o the price at which the Shares were sold and other material terms of the offering;

         o any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

         o that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Shares.

Indemnification

         We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Fees and expenses

         We have agreed to pay all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will pay all underwriting discounts and commissions and brokerage commissions and fees, if any, payable with respect to the Shares.


                                  LEGAL MATTERS


         The validity of the Shares offered hereby will be passed upon by White & Case LLP, New York, New York.


                                     EXPERTS


         The financial statements of Aphton Corporation as of and for the year ended January 31, 2001 appearing in Aphton Corporation 's Annual Report on Form 10-K/A for the year ended January 31, 2001, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The financial statements of Aphton Corporation as of January 31, 2000 and for each of the two years in the period ended January 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended January 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, and therefore we file reports, proxy statements and other information with the SEC. You may read and copy these reports and other information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the SEC maintains a home page on the Internet (http://www.sec.gov) that contains certain reports and other information filed by us.


                     INCORPORATION OF DOCUMENTS BY REFERENCE


         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         This prospectus incorporates by reference the documents listed below.

         o    Annual Report on Form 10-K/A for the year ended January 31, 2001;
         o Quarterly Report on Form 10-Q for the five months ended June 30, 2001;
         o    Current Report on Form 8-K filed with the SEC on March 16, 2001;
              and
         o The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 30, 1998.

         We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the entire time all of the Shares offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         We undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                               Aphton Corporation
                               444 Brickell Avenue
                                  Suite 51-507
                            Miami, Florida 33131-2492
                               Tel: (305) 374-7338

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.